Exhibit 10.17

FIRST AMENDMENT TO
COMMERCIAL LEASE

THIS FIRST AMENDMENT TO COMMERCIAL LEASE (this "First Amendment") is made and entered as of the 22 day of March, 2010 (the "Effective Date"), by and between CRP-2 BRICKELL, LLC, a Delaware limited liability company ("Landlord"), and SANOMEDICS INTERNATIONAL HOLDINGS, INC., a Florida corporation ("Tenant").

BACKGROUND FACTS

A. Landlord and Terumt entered into that certain Commercial Lease dated April I, 2009 (the "Original Lease"), whereby Tenant leases certain premises (the "Original Leased Premises") commonly known as Suite 2180, containing approximately 1,167 rentable square feet, within an office building (the Building") located at. 80 Southwest 8th Street, Miami, Florida 33130, known as Brickell BayView Centre.

B. The Original Lease, as modified by this First Amendment, is sometimes collectively referred to in this document as the "Lease."

C. Tenant desires to relocate to another space consisting of approximately 1,950 rentable square feet located on the twenty first (21") floor of the Building, currently known as Suite 2110 (the "New Premises") and Landlord has agreed to same pursuant to the terms and conditions more specifically set forth herein.

NOW, TIIEREFORE, in consideration of $10.00 and other good and valuable consideration and in consideration of the covenants and agreements set forth herein, Landlord and Tenant agree to amend the Original Lease as follows:

1. Recitals: Capitalized Terms. The Background Facts set forth above are true and correct and are hereby incorporated by reference. Capitalized terms used but not defined in this First Amendment have the same meaning as set forth for such terms in the Original Lease.

2. New Premises Commencement Date. The "New Premises Commencement Date" shall mean the earlier of (a) the date of the occupancy of the New Premises by Tenant for purpose of conducting Tenant's business or (b) April 1.2010.

3. New Premises. As of the New Premises Commencement Date, the suite number for the New Premises shall be changed from Suite 2110 to Suite 2180 and any and all references to "Suite 2180" in the Lease shall mean the New Premises. Further, as of the New Premises Commencement Date, the description of the Leased Premises in the Lease shall be modified to provide that the Leased Premises shall consist of approximately 1,950 square feet of rentable area commonly known as Suite 2180 located on the twenty first (21 Sl) floor of the Building, as shown on the floor plan marked as Exhibit" A" attached hereto and made a part hereof.

4. Lease Term. The Lease Term for the New Premises shall begin on the New Premises Commencement Date and expire thirty six (36) months after the New Premises Commencement Date, unless extended or otherwise sooner terminated in accordance with the Lease.

5. Base Rent. As of the New Premises Commencement Date, the Base Monthly Rent under the Lease shall be as follows:

Period	Rate per RSF	Monthly Base Rent*	Annual Base Rent
New Premises Commencement Date -04/30/10	N/A	$1,847.75	N/A
05/01/10 - 04/30/11	$20.61	$3,349.13	$40,189.50
05/01/11 - 04/30/12	$24.00	$3,900.00	$46,800.00
05/01/12 - 04/30/13	$25.00	$4,062.50	$48,750.00

*Plus any applicable sales tax.

6. Tenant's Percentage. As of the New Premises Commencement Dare, Tenant's Percentage under the Lease shall be 0.68%.

7. Payment of Operating Expenses by Tenant.

(a) Any and all references in the Lease to the "Tax Base Year' shall mean calendar year 2010.

(b) Paragraph 3(0) of the Original Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall pay monthly in advance, as Additional Rent as provided in the Paragraph 6 below, Tenant's Percentage of Insurance Premiums for each calendar year that exceeds the amount of such Insurance Premiums attributable to calendar year 2010, based on estimates provided by Landlord from time to time. subject to reconciliation as provided in Paragraph 6 below in the amount of such charges.

(c) Paragraph 4(C) of the Original Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall pay monthly in advance, as Additional Rent, Tenant's Percentage of the amount by which the Common area Charges, for each calendar year exceeds the amount of such Common Area Charges attributable to calendar year 2010, as provided in Paragraph 6 below. based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Paragraph 6 below in the amount of such charges.

8. Security Deposit. Tenant and Landlord acknowledge that as of the Effective Date of this First Amendment, Landlord is holding the Security Deposit in the amount of $1,768.98 (the "Original Security Deposit"). The Original Security Deposit shall increase by $2.293.52. As of the Effective Date of this First Amendment, any and all references to the "Security Deposit" in the Lease shall mean the amount of $4,062.50. Simultaneously with the execution and delivery of this First Amendment, Tenant shall deliver to Landlord a sum of $2,293.52,which amount shall become a part of the Security Deposit held in accordance with the Lease.

9. Parking. As of the New Premises Commencement Date, the first sentence in Paragraph 33 of the Original Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall have a right to lease up to six (6) unassigned parking spaces (collectively, the "Building Parking Spaces"), which Building Parking Spaces shall be located in the parking area designated by Landlord (including, but not limited to, the parking garage located in the Building), subject to the rules and regulations promulgated by Landlord from time to time. Tenant acknowledges that the current rate for the Building Parking Spaces is One Hundred Nineteen and 73/100 Dollars ($119.73) per month, per space, inclusive of applicable sales taxes. Tenant further acknowledges that such rate is subject to change without prior notice.

As of the New Premises Commencement Date, Paragraph 33 is further modified to add the following:

Notwithstanding anything to the contrary contained herein, Tenant shall have a right, at no cost or expense to Tenant, to park one (1) black Yamaha RI motorcycle in the parking areas designated by Landlord. Currently, the space on the ground level next to the bicycle rack is designated by Landlord for motorcycle parking.

10. Condition of the New Premises. Tenant accepts the New Premises in "AS-IS" condition and Landlord has no obligation to remedy any condition contained therein or to improve the New Premises or provide any allowance therefore on behalf of Tenant, except that Landlord shall, at its sole cost and expense, using building standard materials and finishes, paint the closet off the reception area in the New Premises.

11. Surrender of Original Leased Premises. On or before the New Premises Commencement Date, Tenant shall surrender and vacate the Original Leased Premises, such surrender and vacation to be in accordance with the applicable provisions of the Lease, including, but not limited to, Paragraph 10 of the Original Lease. As of the New Premises Commencement Date, Landlord and Tenant hereby release each other from any and all obligations and liabilities arising out of, with respect to, or in any way pertaining to the Original Leased Premises, except for any obligations and liabilities which arise prior to the New Premises Commencement Date and which are not fully satisfied as of such date, including, without limitation, payment of Additional Rent pursuant to Paragraph 6 of the Original Lease, and any liability, damages, expenses, costs, and the like incurred by Landlord (including, without limitation, attorneys' fees at all levels, including appeals) with respect to the surrender and vacation of the Original Leased Premises by Tenant.

12. Overtime HVAC. The current rate of HVAC usage other than the normal Business Hours is $35.00 per hour, which fate is subject to change. Notwithstanding the foregoing, Landlord shall provide Tenant with up to eighty (80) hours of overtime HVAC at no additional cost during the Lease Term.

13. Brokers. Landlord and Tenant each represent and warrant one to the other that except as hereinafter set forth, neither of them has employed any broker in connection with the negotiations of the terms of this First Amendment or the execution hereof. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warr.mty. Landlord has advised Tenant that Landlord has employed as its broker Continental Real Estate Companies Commercial Properties Corp. (the "Broker"). Landlord shall be responsible for any commission due Broker in connection with this First Amendment pursuant to separate written agreement with Broker.

14. Acknowledgments and Representations. Landlord and Tenant hereby acknowledge, agree and confirm that (i) the Original Leased Premises consists of approximately 1,167 rentable square feet; (ii) the New Premises consists of approximately 1,950 rentable square feet composed; (iii) Landlord has complied with all of the terms and conditions of the Lease; (iv) except as set forth in this First Amendment, no construction obligations remain to be performed by Landlord; (v) Tenant has no right to any credit, claim, cause of action, offset or similar charge against Landlord or against the Rent or any other charges due Landlord under the Lease; (vi) Tenant is not entitled to any future rental abatement, concession, credit or reduction; (vii) under the Lease, Tenant has no options or rights to lease, use, own, possess or occupy any space in the Building other than the Leased Premises; (viii) Tenant has no options or rights to extend the Lease Term; and (ix) except for this First Amendment, the Lease has not been modified in any respect.

15. Ratification. Each of Landlord and Tenant represents and warrants to the other as follows: (i) that the execution and delivery of this First Amendment has been fully authorized by all necessary corporate or company action, as the case may be; (ii) that, the person signing this First Amendment has the requisite authority to do so and the authority and power to bind the entity, on whose behalf they have signed; and (iii) that this First Amendment is valid, binding and legally enforceable in accordance with its terms.

16. Conflict. In the event of any conflict between the terms of this First Amendment and the terms of the Original Lease it is expressly agreed that the terms of this First Amendment shall control. Except as modified, amended or supplemented by thc provisions of this First Amendment, all of the terms, obligations and conditions of the Original Lease are hereby ratified and shall remain in full force and effect.

17. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

18. Counterparts; Facsimile. This First Amendment may be executed in multiple counterparts, each of which together shall form one and the same original instrument. A facsimile signature on any counterpart shall for all purposes be deemed to be an original.

(SIGNATURES ON FOLLOWING PAGE)

WITNESSES:	"LANDLORD":

CRP-2 BRICKELL,LLC, a Delaware
limited liability Company

/s/ Jennifer Wren	By: /s/ Jeffrey Foresman
Print Name: Jennifer Wren	Print Name: Jeffrey R. Foresman
Title: VICE PRESIDENT
/s/ Natalie Crigel
Print Name: Natalie Crigel	Date Executed: 3/25/10

"TENANTS"

SANOMEDICS INTERNATIONAL
HOLDINGS, INC., a Florida Corporation

By: /s/ Ana Polo	By: /s/ Craig Sizer
Print Name: Ana Polo	Print Name: Craig V. Sizer
Title:Chairman
/s/ Keith Houlihan
Print Name: Keith Houlihan
Date Executed: 3/22/10